Exhibit 5.1

FIRM and AFFILIATE OFFICES
www.duanemorris.com August 27, 2010 Board of Directors Inovio Pharmaceuticals, Inc. 1787 Sentry Parkway West

NEW YORK

LONDON

SINGAPORE

LOS ANGELES

CHICAGO

HOUSTON

HANOI

PHILADELPHIA

SAN DIEGO

SAN FRANCISCO

BALTIMORE

BOSTON

WASHINGTON, DC

LAS VEGAS

ATLANTA

MIAMI

PITTSBURGH

NEWARK

BOCA RATON

WILMINGTON

CHERRY HILL

PRINCETON

LAKE TAHOE

HO CHI MINH CITY

Building 18, Suite 400 Blue Bell, Pennsylvania 19422

Re:

Inovio Pharmaceuticals, Inc. (the “Corporation”)

Form S-3 (Registration File No. 333-160123) (the “Registration

Statement”), as supplemented by the Prospectus Supplement

dated August 27, 2010 (the “Prospectus Supplement”)

Gentlemen:

We have acted as special counsel to the Corporation in connection with the preparation and filing with the Securities and Exchange Commission under the Securities Act of 1933, as amended, of the Registration Statement as supplemented by the Prospectus Supplement, relating to the offer and sale by the Corporation of shares of common stock, $.001 par value, of the Corporation having an aggregate gross sales price of up to $25,000,000 (the “Shares”), pursuant to the terms of the Equity Distribution Agreement dated as of August 27, 2010 (the “Agreement”) between the Corporation and Roth Capital Partners, LLC as sales agent or principal.

As counsel to the Corporation, we have supervised all corporate proceedings in connection with the preparation and filing of the Registration Statement as supplemented by the Prospectus Supplement.

For purposes of rendering this opinion, we have examined originals or copies (certified or otherwise identified to our satisfaction) of:

a. the Agreement;

DUANE MORRIS LLP
30 SOUTH 17TH STREET PHILADELPHIA, PA 19103-4196	PHONE: 215.979.1000 FAX: 215.979.1020

Board of Directors

Inovio Pharmaceuticals, Inc.

August 27, 2010

b. the Certificate of Incorporation of the Company, certified by the Secretary of State of the State of Delaware;

c. the By-laws of the Company, as amended to date;

d. resolutions of the Board of Directors of the Company, as attested by the Secretary of the Company.

We have also examined such other certificates of public officials, such certificates of executive officers of the Company and such other records, agreements, documents and instruments as we have deemed relevant and necessary as a basis for the opinions hereafter set forth.

In such examination, we have assumed: (i) the genuineness of all signatures, (ii) the legal capacity of all natural persons, (iii) the authenticity of all documents submitted to us as originals, (iv) the conformity to original documents of all documents submitted to us as certified, conformed or other copies and the authenticity of the originals of such documents and (v) that all records and other information made available to us by the Company on which we have relied are complete in all material respects. As to all questions of fact material to these opinions, we have relied solely upon the above-referenced certificates or comparable documents and upon the representations and warranties contained in the Agreement and other documents delivered pursuant thereto, have not performed or had performed any independent research of public records and have assumed that certificates of or other comparable documents from public officials dated prior to the date hereof remain accurate as of the date hereof.

Based on the foregoing, we are of the opinion that the issuance of the Shares pursuant to the terms of the Agreement against receipt by the Corporation of the consideration for the Shares as specified in the Agreement will result in the Shares being legally issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the State of Delaware, and we do not express any opinion herein concerning any other law.

The opinion expressed herein is rendered as of the date hereof and is based on existing law, which is subject to change. Where our opinion expressed herein refers to events to occur at a future date, we have assumed that there will have been no changes in the relevant law or facts between the date hereof and such future date. We do not undertake to advise you of any changes in the opinion expressed herein from matters that may hereafter arise or be brought to our attention or to revise or supplement such opinions should the present laws of any jurisdiction be changed by legislative action, judicial decision or otherwise.

Board of Directors

Inovio Pharmaceuticals, Inc.

August 27, 2010

Our opinion expressed herein is limited to the matters expressly stated herein and no opinion is implied or may be inferred beyond the matters expressly stated.

We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement. In giving this consent, we do not admit that we are “experts” within the meaning of Section 11 of the Securities Act or within the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Duane Morris LLP

JWK/